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                                                      Reg S-K
                                                      Item 601
                                                      Exhibit 3
                                                      Page 1 of 4

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            BERKSHIRE HATHAWAY INC.


     Berkshire Hathaway Inc., a corporation organized and existing under the laws of the State of Delaware (the
"Corporation"), hereby certifies as follows:

     1.   The name of the Corporation is Berkshire Hathaway Inc.
Berkshire Hathaway Inc. was originally incorporated under the name of Hathdel Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 1973.

     2. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation without a vote of the stockholders of the Corporation. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and this Restated Certificate of Incorporation except that provisions whose omission is not deemed a further amendment under Section 245(c) of the General Corporation Law of the State of Delaware have been omitted.

     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

     FIRST:    The name of the Corporation is Berkshire Hathaway
Inc.

     SECOND:   The registered office of the Corporation in the
State of Delaware is located at No. 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD:    The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The total number of shares of all classes of stock
which the Corporation shall have authorized is one million five
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                                 Page 2 of 4

hundred thousand (1,500,000) shares of Common Stock, each of which shall have a par value of Five Dollars ($5.00).

     The shares of Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

     Each holder of Common stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     FIFTH:    Omitted.

     SIXTH:    The following additional provisions are in
furtherance and not limitation of any power, privilege or purpose conferred or permitted by law, this certificate or the by-laws:

     1. Except as may be otherwise expressly required by law, or the provisions of this Certificate or the by-laws, the Board of Directors of the Corporation shall have and may exercise, transact, manage, promote and carry on all of the powers, authorities, businesses, objectives and purposes of the Corporation.

     2. The election of directors need not be by ballot unless the by-laws so require.

     3. The Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

     4. The Board of Directors may fix from time to time the compensation of its members.

     5. The Corporation may indemnify or insure or both indemnify and insure any person who is or was a director, officer, employee or agent of the Corporation or, at its request, of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided or permitted by its by-laws, as from time to time amended, and to the full extent to which those indemnified may now or hereafter be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise.
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                                 Page 3 of 4

     SEVENTH: No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect, as if he were not such director or officer of such other corporation or not so interested.

     EIGHTH:   Any action which would otherwise be required or
permitted to be taken by the vote of stockholders at a meeting thereof may instead be taken by the written consent of stockholders who would be entitled to vote upon such action if such a meeting were held having not less than the percentage of the total number of votes which would have been required to take such action at such a meeting.

     NINTH:    Omitted.

     TENTH:    No director of this Corporation shall have
personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders so as to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of this Corporation shall thereupon be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.
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                                 Page 4 of 4

     IN WITNESS WHEREOF, this Restated Certificate of
Incorporation has been signed by the Company this 21st day of December, 1993.


                              Berkshire Hathaway Inc.


                              By: /s/ Marc D. Hamburg
                                  --------------------------
                                  Marc D. Hamburg
                                  Vice President





Attest:


/s/ Forrest N. Krutter
- ---------------------------
Forrest N. Krutter
Secretary